                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                             SANMINA CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                              SANMINA CORPORATION

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY 30, 1998

     The Annual Meeting of Stockholders of Sanmina Corporation (the "Company") will be held on Friday, January 30, 1998, at 11:00 a.m., local time, at the Sheraton San Jose Hotel located at 1801 Barber Lane, Milpitas, California 95035 (telephone 408-943-0600) for the following purposes (as more fully described in the Proxy Statement accompanying this Notice):

          1. To elect directors of the Company.

          2. To approve an amendment to the Company's Amended 1990 Incentive Stock Plan to increase the number of shares of Common Stock reserved for issuance thereunder to 4,550,000.

          3. To approve an amendment to the Company's 1993 Employee Stock Purchase Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 200,000 shares to a new total of 850,000 shares.

          4. To confirm the appointment of Arthur Andersen LLP as the independent public accountants of the Company for the fiscal year ending September 30, 1998.

          5. To transact such other business as may properly come before the meeting.

     Stockholders of record at the close of business on December 23, 1997 are entitled to vote at the Annual Meeting and are cordially invited to attend the meeting. However, to ensure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. If you attend the meeting, you may vote in person even if you return a proxy.

                                          FOR THE BOARD OF DIRECTORS

                                          Jure Sola
                                          Chief Executive Officer and
                                          Chairman of the Board of Directors

San Jose, California
December 30, 1997

                                   IMPORTANT

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. IF YOU ATTEND THE MEETING, YOU MAY VOTE IN PERSON, EVEN IF YOU RETURN A PROXY.

                              SANMINA CORPORATION
                            ------------------------

                              PROXY STATEMENT FOR
                      1998 ANNUAL MEETING OF STOCKHOLDERS
                            ------------------------

              INFORMATION CONCERNING VOTING AND PROXY SOLICITATION

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Sanmina Corporation ("Sanmina" or the "Company") for use at the Annual Meeting of Stockholders to be held on Friday, January 30, 1998 at 11:00 a.m., local time, or at any adjournment thereof. The Annual Meeting will be held at the Sheraton San Jose Hotel located at 1801 Barber Lane, Milpitas, California 95035. The telephone number at the meeting location is (408) 943-0600.

     This Proxy Statement was mailed on or about December 30, 1997, to all stockholders entitled to vote at the meeting.

RECORD DATE AND STOCK OWNERSHIP

     Stockholders of record at the close of business on December 23, 1997 (the "Record Date") are entitled to vote at the meeting. As of December 4, 1997, 20,674,999 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 530 stockholders.

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock of the Company as of September 30, 1997, as to (i) each person who is known to the Company to beneficially own more than five percent of the outstanding shares of its Common Stock, (ii) each director and nominee for election, (iii) each officer named in the Summary Compensation Table below and (iv) all directors and executive officers as a group.

                                                                         SHARES        APPROXIMATE
                                                                      BENEFICIALLY       PERCENT
                                NAME                                     OWNED            OWNED
                                ----                                  ------------     -----------
Putnam Investments, Inc.............................................     1,906,000         9.28%
  One Post Office Square
  Boston, Massachusetts 02109
Pilgrim Baxter & Associates.........................................     1,879,000         9.15%
  1255 Drummers Lane, Suite 300
  Wayne, Pennsylvania 02109
Fidelity Management & Research......................................     1,527,000         7.44%
  (subsidiary of Fidelity Investments)
  82 Devonshire Street
  Boston, MA 02109
Nicholas-Applegate Capital Management...............................     1,403,000         6.83%
  1990 Post Oak Boulevard, Suite 1100
  Houston, Texas 77056-3890
AIM Advisors Inc....................................................     1,028,000         5.01%
  11 Greenway Plaza, Suite 1919
  Houston, Texas 77046

                                                                         SHARES        APPROXIMATE
                                                                      BENEFICIALLY       PERCENT
                                NAME                                     OWNED            OWNED
                                ----                                   ---------          ----
Jure Sola (1).......................................................       489,077          2.8%
Bernard Vonderschmitt(1)............................................        15,579            *
John C. Bolger (1)..................................................         6,020            *
Neil Bonke (1)......................................................         3,593            *
Mario Rosati (1)....................................................         3,750            *
Randy Furr (1)......................................................       105,306            *
Michael Landy(1)....................................................        36,845            *
Eric Naroian (1)....................................................        14,331            *
Bernard Whitney.....................................................            --           --
All directors and executive officers as a group(1)..................       674,501          3.8%

---------------

* Less than 1%.

(1) Includes stock issuable upon exercise of options within 60 days after September 30, 1997.

REVOCABILITY OF PROXIES

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. Attending the Annual Meeting in and of itself may not constitute a revocation of a proxy.

VOTING AND SOLICITATION

     Each stockholder is entitled to one vote for each share held as of the record date. Stockholders will not be entitled to cumulate their votes in the election of directors.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the Inspector of Elections (the "Inspector") with the assistance of the Company's Transfer Agent. The Inspector will also determine whether or not a quorum is present. Except in certain specific circumstances, the affirmative vote of a majority of shares present in person or represented by proxy at a duly held meeting at which a quorum is present is required under Delaware law for approval of proposals presented to stockholders. In general, Delaware law also provides that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at the meeting. The Inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but will not be treated as votes in favor of approving any matter submitted to the stockholders for a vote. Any proxy which is returned using the form of proxy enclosed and which is not marked as to a particular item will be voted for the election of directors, for approval of the amendment to the 1990 Incentive Stock Plan, for approval of the amendment to the 1993 Employee Stock Purchase Plan, for the confirmation of the appointment of the designated independent public accountants and, as the proxy holders deem advisable, on other matters that may come before the meeting, as the case may be with respect to the items not marked. If a broker indicates on the enclosed proxy or its substitute that it does not have discretionary authority as to certain shares to vote on a particular matter ("Broker Non-Votes"), those shares will not be considered as present with respect to that matter. The Company believes that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

     The cost of soliciting proxies will be borne by the Company. The Company may retain the services of its transfer agent, Norwest Bank Minnesota, N.A., or other proxy solicitors to solicit proxies, for which the Company estimates that it would pay fees not to exceed an aggregate of $20,000. In addition, the Company expects to reimburse brokerage firms and other persons representing beneficial owners of shares for their expense in forwarding solicitation material to such beneficial owners. Proxies may be solicited by certain of the

Company's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile.

STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Proposals that are intended to be presented by stockholders of the Company at the 1999 Annual Meeting must be received by the Company no later than September 1, 1998 in order that they may be included in the proxy statement and form of proxy relating to that meeting.

                                PROPOSAL NO. 1:

                             ELECTION OF DIRECTORS

     A board of five directors will be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the five nominees named below. Messrs. Bolger, Bonke, Sola and Vonderschmitt are presently directors of the Company. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders nominate additional persons for election as directors, the proxy holders will vote all proxies received by them in accordance to assure the election of as many of the Board's nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until that person's successor has been elected.

     The Board of Directors recommends a vote FOR the nominees listed below:

                                                                                           DIRECTOR
         NAME OF NOMINEE              AGE               PRINCIPAL OCCUPATION                SINCE
         ---------------              ---               --------------------               --------
John Bolger.......................    51      Independent consultant                         1994
Neil Bonke........................    56      Retired                                        1995
Jure Sola.........................    46      Chairman and Chief Executive Officer of        1989
                                                Sanmina Corporation
Bernard Vonderschmitt.............    74      Chairman of the Board of Xilinx, Inc.          1990
Mario Rosati......................    51      Member, Wilson Sonsini Goodrich & Rosati       1997

     Mr. Bolger has been a director of the Company since 1994. From June 1989 through April 1992, he served as Vice President of Finance and Administration of Cisco Systems, Inc., a manufacturer of computer networking systems. Mr. Bolger is currently an independent business consultant and serves as a director of Integrated Device Technology, Inc., Integrated Systems, Inc., TCSI, Inc. and Network Associates, Inc.

     Mr. Bonke has been a director of the Company since 1995. He also serves on the Board of Directors of Electroglas, Inc., a manufacturer of automatic semiconductor wafer probing equipment, FSI International and SpeedFam International, a semiconductor equipment company. Mr. Bonke previously served as the Chairman of the Board of Electroglas, Inc. From April 1993 to April 1996, he served as Chief Executive Officer of Electroglas. From September 1990 to April 1993, Mr. Bonke was a Group V.P. and President of Semiconductor Operations of General Signal Corp.

     Mr. Sola co-founded Sanmina in 1980 and initially held the position of Vice President of Sales and was responsible for the development and growth of the Company's sales organization. He became Vice President and General Manager in October 1987 with responsibility for all manufacturing operations as well as sales and marketing. Mr. Sola has been a director of the Company since July 1989 and was elected President in October 1989 and has served as Chairman of the Board and Chief Executive Officer since April 1991.

     Mr. Vonderschmitt has been a director of the Company since October 1990. He co-founded Xilinx, Inc., a manufacturer of field programmable gate array semiconductor products and related system software, served as its Chief Executive Officer and as a director from its inception in February 1984 through February 1996, and has served as the Chairman of its Board of Directors since February, 1996. He is also a director of Chips and Technologies, Inc., and International Microelectronic Products, Inc.

     Mr. Rosati has been a member of the law firm Wilson Sonsini Goodrich & Rosati, Professional Corporation since 1971. Mr. Rosati is a director of Genus, Inc., a semiconductor equipment manufacturer, Ross Systems, Inc., a software company, and C-ATS Software, Inc., a financial database software company.

     There are no family relationships among directors or executive officers of the Company.

BOARD MEETINGS, COMMITTEES AND DIRECTOR COMPENSATION

     The Board of Directors of the Company held six meetings during the fiscal year ended September 30, 1997. No nominee who was a director during the entire fiscal year attended fewer than 75 percent of the meetings of the Board of Directors or of committees on which such person served.

     The Board of Directors has an Officer Stock Committee, an Audit Committee and a Compensation Committee. It does not have a nominating committee or a committee performing the functions of a nominating committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

     The Officer Stock Committee consists of directors Bonke and Vonderschmitt. The Officer Stock Committee reviews and makes recommendations to the Board concerning option grants to executive officers of the Company. The Officer Stock Committee held two meetings and acted by unanimous written consent once during the last fiscal year.

     The Audit Committee consists of directors Bonke and Bolger. The Audit Committee is responsible for reviewing the results and scope of the audit and other services provided by the Company's independent public accountants. The Audit Committee held two meetings in the last fiscal year.

     The Compensation Committee consists of directors Bonke, Sola and Vonderschmitt. The Compensation Committee reviews and makes recommendations to the Board concerning salaries and incentive compensation for executive officers and certain employees of the Company. The Compensation Committee held two meetings during the last fiscal year. Mr. Sola, Chairman and Chief Executive Officer of the Company, participates fully with all other committee members in recommending salaries and incentive compensation to the board of directors, except that he does not participate in committee proceedings relating to his salary and compensation.

     Directors who are not employees of the Company ("Outside Directors") are paid an annual retainer of $10,000, a fee of $2,000 for attending each board meeting and a fee of $1,000 for attending each committee meeting. The directors are reimbursed for travel and related expenses incurred by them in attending board and committee meetings. Prior to the adoption of the Company's 1995 Director Option Plan (the "Director Option Plan"), Outside Directors received initial and annual grants of options to purchase shares of the Company's Common Stock under the Company's Amended 1990 Incentive Stock Plan (the "Stock Plan"). Since the adoption of the Director Option Plan in January 1996, Outside Directors have received the same initial and annual grants only under the Director Option Plan under substantially similar terms as under the Stock Plan.

     Under the Director Option Plan, upon first becoming a director, each new Outside Director will receive an automatic grant of an option to purchase up to 15,000 shares of Common Stock and each continuing Outside Director will receive (provided that such Outside Director has been a director for at least four months prior to such grant), on October 1 of each year, an automatic grant of an option to purchase up to 7,500 shares of Common Stock.

                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

     Summary Compensation Table. The following table sets forth the compensation paid by the Company for each of the three years in the period ended September 30, 1997 to the Chief Executive Officer and all other executive officers of the
Company:

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                             -----------------
                                                     ANNUAL COMPENSATION         AWARDS OF        ALL OTHER
                                          FISCAL    ----------------------        OPTIONS        COMPENSATION
      NAME AND PRINCIPAL POSITION          YEAR     SALARY($)    BONUS($)    (# OF SHARES)(2)       ($)(1)
                                          -------   ----------   ---------   -----------------   ------------
Jure Sola...............................    1997     $ 310,000   $ 385,000        101,500          $ 48,237
  Chief Executive Officer                   1996       250,000     300,000        150,000            48,163
  and Chairman of the Board                 1995       201,937     210,000        120,000            40,122
Randy Furr..............................    1997     $ 240,000   $ 295,000         55,000          $ 25,266
  President, Chief Operating Officer        1996       175,000     225,000         60,000            25,190
                                            1995       144,620     139,500         34,000            19,510
Bernard J. Whitney......................    1997     $  27,750   $  10,000         50,000          $  1,110
  Vice President and Chief Financial
  Officer(3)
Eric Naroian............................    1997     $ 180,000   $  72,000         20,000          $  7,778
  Vice President, Sales(4)                  1996       140,000      90,000         20,000             6,836
                                            1995       103,041      60,000         15,020               916
Michael Landy...........................    1997     $ 140,000   $  75,000         16,500          $  7,200
  Vice President, Sales and Marketing(5)

---------------

(1) Includes car allowance and premium payments for keyman life, medical and dental insurance.

(2) All share amounts reported reflect the 2 for 1 split of the Company's Common Stock effected in March 1996.

(3) Mr. Whitney joined the Company as Vice President and Chief Financial Officer in August, 1997.

(4) Mr. Naroian left the Company in October, 1997.

(5) Mr. Landy was promoted to Vice President, Sales and Marketing in October, 1997.

     Option Grants in Last Fiscal Year. The following table sets forth each grant of stock options made during the fiscal year ended September 30, 1997 to each executive officer named in the Summary Compensation Table above:

                                                                                      POTENTIAL REALIZABLE
                                                                                     VALUE AT ASSUMED ANNUAL
                                               % OF TOTAL                             RATES OF STOCK PRICE
                                                OPTIONS     EXERCISE                 APPRECIATION FOR OPTION
                                               GRANTED TO    OR BASE                         TERM(2)
                                  OPTIONS      EMPLOYEES    PRICE(1)    EXPIRATION   -----------------------
            NAME               GRANTED(1)(#)    IN FY97      ($/SH)        DATE        5%($)        10%($)
            ----               -------------   ----------   ---------   ----------   ----------   ----------
Jure Sola....................      79,000         10.4%      $ 40.13      10/23/06   $1,993,768   $5,052,594
                                   22,500          3.0%      $ 43.75      04/02/07   $  619,068   $1,568,840
Randy Furr...................      55,000          7.3%      $ 40.13      10/23/06   $1,388,065   $3,517,629
Bernard Whitney..............      50,000          6.6%      $ 72.75      08/15/07   $2,287,604   $5,797,238
Eric Naroian.................      20,000          2.6%      $ 40.13      10/23/06   $  504,751   $1,279,138
Michael Landy................      16,500          2.2%      $ 40.13      10/23/06   $  416,419   $1,055,289

---------------

(1) The exercise price and tax withholding obligations related to exercise may in some cases, be paid by delivery of other shares or by offset of the shares subject to the options.

(2) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the SEC and therefore are not intended to forecast possible future appreciation, if any, of the Company's stock price. The Company did not use an alternative formula for a grant date valuation, as the Company does not believe that any formula will determine with reasonable accuracy a present value based on future unknown or volatile factors.

(3) All share amounts reported reflect the 2 for 1 spilt of the Company's Common Stock effected in March 1996.

     Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End
Values. The following table sets forth, for each of the executive officers named in the Summary Compensation Table above, each exercise of stock options during the fiscal year ended September 30, 1997 and the year-end value of unexercised options:

                                                                                          VALUE OF UNEXERCISED
                               SHARES                        NUMBER OF UNEXERCISED            IN-THE-MONEY
                             ACQUIRED ON       VALUE          OPTIONS AT YEAR-END        OPTIONS AT YEAR-END(2)
                              EXERCISE      REALIZED(1)    EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
           NAME                  (#)            ($)                   (#)                          ($)
           ----              -----------    -----------    -------------------------    -------------------------
Jure Sola.................          --               --         226,249/245,251          $ 15,747,100/$14,596,005
Randy Furr................      20,000      $ 1,061,550          75,982/106,151          $  5,260,890/$ 6,202,258
Bernard J. Whitney........          --               --                0/50,000          $          0/$   687,500
Eric Naroian..............      29,766      $ 1,407,683            2,967/42,517          $    195,095/$ 2,555,959
Michael Landy.............          --               --           30,276/37,224          $  2,111,702/$ 2,252,163

---------------

(1) Based on the last reported sale price of the Company's Common Stock on the date of exercise.

(2) Based on a fair market value of $86.50, which was the last reported sale price of the Company's Stock on September 30, 1997.

           COMPENSATION COMMITTEE AND OFFICER STOCK COMMITTEE REPORTS

     The following reports are provided to stockholders by the members of the Compensation Committee and the Officer Stock Committee of the Board of Directors.

  Compensation Committee Report

     Compensation Philosophy. The goals of the Company's executive compensation program are to attract and retain executive officers who will strive for excellence, and to motivate those individuals to achieve superior performance by providing them with rewards for assisting the Company in meeting revenue and profitability targets.

     Compensation for the Company's executive officers consists of base salary and potential cash bonus, as well as potential long-term incentive compensation through stock options. The Compensation Committee considers the total current and potential long-term compensation of each executive officer in establishing each element of compensation.

     Cash-Based Compensation. Each fiscal year, the Compensation Committee reviews with the Chief Executive Officer and approves, with appropriate modifications, an annual base salary plan for the Company's executive officers. This base salary plan is based on industry and peer group surveys and performance judgements as to the past and expected future contributions of the individual executive officers. The Compensation Committee reviews and fixes the base salary of the Chief Executive Officer based on similar competitive compensation data and the Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company.

     Each officer who served in an executive capacity throughout the last fiscal year, including the Chief Executive Officer, received a cash bonus for such service. These bonuses ranged in amount from approximately 60% annualized to approximately 125% of base salary. In determining the bonus paid to each officer (other than the Chief Executive Officer), the Compensation Committee reviewed with the Chief Executive Officer the performance of each of the officers in their respective areas of accountability as compared to the Company's operating plan, and each officer's respective contribution to the Company's operating performance in its electronics manufacturing services, backplane assembly and subassembly and printed circuit board fabrication businesses. The members of the Compensation Committee (other than the Chief Executive Officer) reviewed these same factors in determining the bonus paid to the Chief Executive Officer.

                                          Respectfully submitted,

                                          Neil Bonke, Jure Sola and Bernard
                                          Vonderschmitt

  Officer Stock Committee Report

     Stock Options. During each fiscal year, the Officer Stock Committee considers the desirability of granting to executive officers awards under the Company's Amended 1990 Incentive Stock Plan, which allows for the grant of longer-term incentives in the form of stock options. In fixing the grants of stock options to executive officers (other than the Chief Executive Officer) in the last fiscal year, the Committee reviewed with the Chief Executive Officer the recommended individual award, taking into account the officer's scope of responsibility and specific assignments, strategic and operational goals applicable to the officer, anticipated performance requirements and contributions of the officer, and the number of options previously granted to the officer. All stock options granted to executive officers in the last fiscal year provide for vesting over a five-year period. During the fiscal year ended September 30, 1997, an option award exercisable for up to 101,500 shares of the Company's Common Stock was made to the Chief Executive Officer and options exercisable for up to 243,000 shares were granted to all executive officers as a group. In addition, in October 1997, in part in recognition of their performance during fiscal 1997, the Officer Stock Committee approved grants of options in the amount of 100,000 and 70,000 to the Chief Executive Officer and Chief Operating Officer, respectively.

                                          Respectfully submitted,

                                          Neil Bonke and Bernard Vonderschmitt

                            STOCK PERFORMANCE GRAPH

     The following graph shows a comparison of cumulative total stockholder returns for the Company's Common Stock, the Nasdaq Stock Market Index, and an index based on companies in a peer group (Standard Industrial Classification 3670 -- Electronic Components). The graph assumes the investment of $100 on April 14, 1993, the date of the Company's initial public offering. The performance shown is not necessarily indicative of future performance.

                COMPARISON OF 53 MONTH CUMULATIVE TOTAL RETURN*
               AMONG SANMINA CORPORATION, THE NASDAQ STOCK MARKET
                         (U.S.) INDEX AND A PEER GROUP

                                     GRAPH

        MEASUREMENT PERIOD                SANMINA          NASDAQ STOCK
      (FISCAL YEAR COVERED)             CORPORATION        MARKET (U.S.)        PEER GROUP
4/14/93                                              0                   0                   0
9/93                                               237                 119                 113
9/94                                               225                 150                 114
9/95                                               444                 289                 158
9/96                                               748                 222                 187
9/97                                              1609                 334                 257


* $100 INVESTED ON 4/14/93 IN STOCK OR INDEX --
 INCLUDING REINVESTMENT OF DIVIDENDS.
 FISCAL YEAR ENDING SEPTEMBER 30.

                                PROPOSAL NO. 2:

               APPROVAL OF AMENDMENT TO 1990 INCENTIVE STOCK PLAN

     The Company's Amended 1990 Incentive Stock Plan was adopted by the Company's board of directors and approved by its stockholders in January 1990. The Stock Plan provides for the granting to employees (including officers and employee directors) of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, and for the granting to employees (including officers and employee directors) and consultants of nonstatutory stock options. The Stock Plan also provides for the grant of "stock purchase rights" to employees and consultants pursuant to which the Company issues stock as a bonus or as a purchase. In December 1997, the Board of Directors approved the amendment of the Stock Plan to increase the shares available for issuance thereunder by 900,000 shares from the current level of 3,650,000 shares to a new total of 4,550,000 shares. The Board of Directors approved the amendment to the Stock Plan to establish a sufficient number of shares of Common Stock as a reserve for issuance under the Stock Plan. The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting is necessary to approve the amendment to the Stock Plan. The Board of Directors recommends that stockholders vote FOR approval of the amendment to the Stock Plan. The essential features of the Stock Plan and certain information regarding the Stock Plan are set forth below.

     Status of Shares. As of September 30, 1997, options to purchase 3,588,950 shares of Common Stock had been granted under the Stock Plan and 480,564 shares remained available for future grant. Assuming the approval of the amendment of the Stock Plan, 1,380,564 shares (less options granted from October 1, 1997 to the date of the annual meeting) will be available for future grant thereunder. In March 1996, the Company's board of directors approved a 1996 Supplemental Stock Plan (the "Supplemental Plan") and reserved 250,000 shares for issuance thereunder. The Supplemental Plan permits the grant of only nonstatutory options at an exercise price at least equal to 100% of the fair market value of the Company's Common Stock on the date of grant. The Supplemental Plan does not permit the grant of stock options to executive officers or directors of the Company.

     Eligibility; Administration. The Stock Plan is administered by the board of directors or a committee thereof, which determines the terms of each option granted under the Stock Plan, including the exercise price, number of shares of stock subject to the option and exercisability. The Company cannot grant an incentive stock option if as a result of the grant the optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for stock having an aggregate fair market value (under all plans of the Company and determined for each share of stock as of the date such option was granted) in excess of $100,000.

     Exercise Price; Market Value. The exercise price of all incentive stock options granted under the Stock Plan must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonstatutory stock options and stock purchase rights must also equal at least 100% of the fair market value of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, promissory notes or other consideration determined by the Board of Directors.

     Exercisability. The board or its committee determines when options and stock purchase rights become exercisable. Options granted under the Stock Plan generally become exercisable at a rate ate of 1/5th of the shares of stock subject to the option one year after grant and subsequently 1/60th of the shares of stock subject to the option per month. Stock purchase rights may be fully exercisable upon grant, or may at the board's discretion be subject to a right of repurchase by the Company at the original issue price. The repurchase option lapses at a rate determined by the board. The board or its committee determines the terms of options and stock purchase rights. The term of an incentive stock option may not exceed ten years.

     Amendment and Termination. The Board of Directors may amend the Stock Plan from time to time without approval of the stockholders. However, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company shall obtain approval of the stockholders with respect to plan amendments in the manner required by such law or regulation. No amendment may impair any options previously granted under the Stock Plan without the consent of the optionee. The Stock Plan will terminate in March 2000, unless earlier terminated by the Board of Directors.

     Tax Information Regarding Stock Options. An optionee under the Stock Plan will not recognize any taxable income upon the grant of the option. However, upon exercise of an option, the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. Upon resale of the shares by the optionee, any difference between the sales price and the fair market value at the time of exercise, to the extent not recognized as ordinary income as described above, will be treated as capital gain or loss. The Company will be allowed a deduction for federal income tax purposes equal to the amount of ordinary income recognized by the optionee.

                                PROPOSAL NO. 3:

          APPROVAL OF AMENDMENTS TO 1993 EMPLOYEE STOCK PURCHASE PLAN

     The Company's 1993 Employee Stock Purchase Plan (the "Purchase Plan") provides employees of the Company with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions. The Board of Directors of the Company amended the Purchase Plan on December 1997 to increase the number of shares of Common Stock available for sale by 200,000 from 650,000 to 850,000. The Board of Directors approved the amendment to the Purchase Plan to establish a sufficient number of shares of Common Stock as a reserve under the Purchase Plan for sale to the Company's employees. The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting is necessary to approve the amendment to the Purchase Plan. The Board of Directors recommends that stockholders vote FOR approval of the amendment to the Purchase Plan. The essential features of the Purchase Plan and certain information regarding the Purchase Plan are set forth below.

     Status of Shares. As of September 30, 1997, 597,887 shares had been issued under the Purchase Plan, and assuming the approval of the amendment of the Purchase Plan, 252,113 shares remained available for future issuance as of such date.

     Operation of the Purchase Plan. Under the Purchase Plan, the Company withholds a percentage of each salary payment to participating employees over certain offering periods. The Purchase Plan is currently implemented by overlapping twenty-four month offering periods which commence April 1 and October 1 of each year. Each such offering period is divided into four six month purchase periods. The Board of Directors has the power to alter the duration of the offering periods or purchase periods without stockholder approval, if such change is announced at least 15 days prior to the scheduled beginning of the first offering period or purchase period, as the case may be, to be effected. On the last business day of each purchase period, the funds withheld are applied to the purchase of shares of Common Stock unless such participating employee withdraws from the offering period prior to such purchase date. To the extent permitted by Rule 16b-3 of the Securities Exchange Act, if the fair market value of the Common Stock on the last day of the purchase period is lower than the fair market value of the Common Stock on the first day of the offering period, then all participating employees in such offering period shall be automatically withdrawn from such offering period immediately after the stock purchase on the last day of the purchase period and automatically re-enrolled in the immediately following offering period. Employees may end their participation in the offering at any time during the offering period, and participation ends automatically on termination of employment with the Company.

     Eligibility; Administration. Employees are eligible to participate in the Purchase Plan, as amended, if they have been employed by the Company for at least six consecutive months. As of September 30, 1997, approximately 1,894 employees were eligible to participate in the Purchase Plan. Payroll deductions may not exceed 10% of an employee's compensation, which under the Purchase Plan, as amended, is defined as base straight time gross earnings plus overtime and commissions. No employee may purchase more than $12,500 worth of stock in any purchase period. The Purchase Plan is currently administered by the Board of Directors.

     Purchase Price; Market Value. The price at which stock is purchased under the Purchase Plan is equal to 85% of the fair market value of the Common Stock on the first day of the applicable offering period or the last day of each purchase period, whichever is lower. On September 30, 1997, the closing price of the Company's Common Stock as reported on the NASDAQ National Market System was $86.56.

     Amendment and Termination. The Board of Directors may amend the Purchase Plan from time to time or may terminate it or any purchase period or offering period under it, without approval of the stockholders. However, to the extent necessary and desirable to comply with Rule 16b-3 under the Securities Exchange Act (or any other applicable law or regulation), the Company shall obtain approval of the stockholders with respect to plan amendments to the extent and in the manner required by such law or regulation. In the event of a merger or sale of substantially all of the assets of the Company, the Board may shorten the offering period or permit the assumption of outstanding rights to purchase Common Stock. The Purchase Plan will terminate in March 2003 unless earlier terminated by the Board.

     Tax Consequences of Purchase Plan Transactions. The Purchase Plan, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Section 423 of the Code. Under these provisions, no income is taxable to a participant until the shares purchased under the Plan are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax, depending in part on how long the shares are held by the participant. If the shares are sold or otherwise disposed of more than two years from the first day of the offering period, the participant will recognize ordinary income measured as the lesser of (a) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (b) an amount equal to 15% of the fair market value of the shares as of the first day of the offering period. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares were purchased by the participant over the participant's purchase price. Any additional gain or loss on the sale or disposition will be capital gain or loss. The Company is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant except to the extent of ordinary income recognized by participants upon a sale or disposition of shares prior to the expiration of the holding period described above.

                                PROPOSAL NO. 4:

         CONFIRMATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected Arthur Andersen LLP, independent public accountants, to audit the financial statements of the Company for the year ending September 30, 1997. Arthur Andersen LLP has audited the financial statements of the Company for each fiscal year since the fiscal year ending September 30, 1992. The affirmative vote of holders of a majority of the shares of Common Stock represented at the meeting is necessary to appoint Arthur Andersen LLP as the Company's independent public accountants and the Board of Directors recommends that the stockholders vote FOR confirmation of such selection. In the event of a negative vote, the Board of Directors will reconsider its selection. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                              CERTAIN TRANSACTIONS

     The Company's Certificate of Incorporation, as amended, provides that the personal liability of its directors for monetary damages arising from a breach of their fiduciary duties in certain circumstances shall be eliminated to the fullest extent permitted by Delaware law. The Certificate of Incorporation, as amended, also authorizes the Company to indemnify its directors and officers to the fullest extent permitted by Delaware law. The Company has entered into indemnification agreements with its officers and directors providing such indemnification. The indemnification agreements may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance.

     During fiscal 1997, Mario M. Rosati, a nominee for election to the Board of Directors of the Company, was also a member of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California ("WSGR"). The Company retained WSGR as its legal counsel during the fiscal year. The Company plans to retain WSGR as its legal counsel again during fiscal 1998. The amounts paid by the Company to WSGR were less than 5% of WSGR's total gross revenues for its last completed fiscal year.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent as the Board of Directors may recommend.

     THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, SANMINA CORPORATION, 355 EAST TRIMBLE ROAD, SAN JOSE, CALIFORNIA 95131.

PROXY                       SANMINA CORPORATION                            PROXY
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            1998 ANNUAL MEETING OF STOCKHOLDERS -- JANUARY 30, 1998

     The undersigned stockholder of SANMINA CORPORATION, a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated December 30, 1997, and 1997 Annual Report to Stockholders and hereby appoints Jure Sola, Randy W. Furr, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 1998 Annual Meeting of Stockholders of SANMINA CORPORATION to be held on January 30, 1998 at 11:00 a.m., local time, at the Sheraton San Jose Hotel located at 1801 Barber Lane, Milpitas, California 95035, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

     1. ELECTION OF DIRECTORS:
          FOR all nominees listed below (except as indicated.) [ ]  WITHHOLD [ ]

     IF YOU WISH TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THAT NOMINEE'S NAME IN THE LIST BELOW:

    John Bolger; Neil Bonke; Jure Sola; Bernard Vonderschmitt; Mario Rosati.

     2. Proposal to approve the amendment to the Amended 1990 Incentive Stock Plan to increase the number of shares reserved for issuance thereunder from 3,650,000 shares to 4,550,000 shares:

                  FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

     3. Proposal to approve the amendment to the 1993 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder from 650,000 shares to 850,000 shares:

                  FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

     4. Proposal to ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for its fiscal year ending September 30, 1998:

                  FOR [ ]       AGAINST [ ]       ABSTAIN [ ]

and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

This Proxy will be voted as directed or, if no contrary direction is indicated, will be voted for the election of directors, for the amendment of the Amended 1990 Incentive Stock Plan to increase the number of shares reserved for issuance thereunder, for the amendment of the 1993 Employee Stock Purchase Plan to increase the number of shares reserved for issuance thereunder, for the ratification of the appointment of Arthur Andersen LLP as independent public accountants, and as said proxies deem advisable on such other matters as may properly come before the meeting.


                                        Dated:____________________________, 1997

                                        _______________________________________
                                                       (Signature)

                                        _______________________________________
                                                       (Signature)

                                       (This Proxy should be marked, dated and
                                       signed by the stockholder(s) exactly as
                                       his, her or its name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)